101 East Grand River, P.O. Box 800

Howell, Michigan 48844-0800

517.546.3150

fnbh.com

For Immediate Release	For More Information
March 27, 2014	Tom Gisewhite, VP Marketing Director
517.545.2207

First National Bank Announces Successful Completion of Rights Offering

Livingston County, MI. First National Bank, the only financial institution headquartered in Livingston County, is pleased to announce the successful completion by its holding company, FNBH Bancorp, Inc., of a rights offering that generated $1.6 million in gross capital proceeds.

The Company's previously-announced rights offering for up to 2.3 million shares of the Company's common stock was oversubscribed. The Company received subscriptions to purchase an aggregate of approximately 6.6 million shares, representing approximately $4.6 million in gross subscriptions. Although the Company had reserved the right to reject any or all oversubscriptions, the Company's Board of Directors has decided to sell all 2.3 million shares offered in the rights offering. After fulfilling each shareholder's basic subscription right in full, the Company will allocate the remaining shares among shareholders who oversubscribed in the manner set forth in the prospectus filed with the SEC. Excess subscription payments will be returned by the subscription agent to subscribers, without interest, as soon as practicable.

Under the completed rights offering, holders of the Company's common stock as of the record date of January 8, 2014, were given non-transferable subscription rights to purchase up to 6 shares of the Company's common stock for each 1 share owned as of the record date, at a subscription price of $0.70 per share.

First National Bank has been an integral part of the Livingston County community for more than 120 years and has been recognized for 10 consecutive years as Livingston County’s best bank in the Reader’s Choice Awards conducted by the Livingston County Press and Argus. First National takes great pride in its corporate citizenship and is respected for its support of causes and events that add to the quality of life across Livingston County. See our complete story at www.fnbh.com. ###

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Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to the Company's management as of the date of this announcement and do not purport to speak as of any other date. Forward-looking statements include the description of the Company’s completion of the rights offering. Such statements reflect the view of the Company's management as of this date with respect to future events and are not guarantees of future events or performance, involve assumptions and are subject to substantial risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those discussed. Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this announcement or in any documents, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Member FDIC